Exhibit 99.1

PRESS RELEASE — For Release:

October 17, 2003

CONTACT:

Sun Bancorp, Inc.

Robert J. McCormack

President & Chief Executive Officer

570-523-4301

bmccormack@sunbankpa.com

Sun Bancorp, Inc. Reports Third Quarter Earnings

Company Reports 86% Increase in Non-Interest Income Over Last Year

Lewisburg, PA — Sun Bancorp, Inc. (NASDAQ:SUBI) today reported third quarter 2003 net income (unaudited) of $1,821,000, an increase of 7.4% compared to the third quarter of 2002 which was adjusted for the effects of goodwill amortization in 2002.  Earnings per share for the quarter were $0.25 per basic share, as compared to $0.24 per basic share for the third quarter of 2002.

Year-to-date net income (unaudited) for the period ended September 30, 2003 was $5,545,000, an increase of 6.9% over the same period of 2002. Earnings per share for the nine-month period were $0.77 basic share, an increase of 5.5% over the first nine months of 2002.

“Sun continued to make progress in the third quarter, relative to the core strategy of building customer relationships based on trusted advice,” commented Robert J. McCormack, president and chief executive officer of Sun Bancorp, Inc.  “We experienced strong growth in non-interest income, as our acquisitions of Mid Penn Insurance and Bank Capital Services began to add to earnings.  In addition, service charges on deposit accounts and retail investment sales experienced significant increases over the third quarter of 2002.  These strategic initiatives are especially important in today’s low interest rate environment and reduce the impact of interest rate fluctuations.”

“Clearly, the extended low interest rate environment presents challenges for Sun and the banking industry in total.  At Sun, the low rates have caused margin compression, particularly with our FHLB debt, which carries a fairly high debt cost and significant prepayment penalties that make it cost-prohibitive to reduce that debt.  Sun has taken action to mitigate this impact through a derivative transaction and by continuing to focus on our core strategy which is a complement to our goal of diversifying income sources,” Mr. McCormack continued.

Net interest income totaled $5,973,000 for the third quarter of 2003, a decrease of 6.3% compared to the same quarter of 2002. The net interest margin for the quarter was 2.70% as compared to 3.06% for the same period in 2002. Despite modest net loan growth in the quarter of 2.6%, net interest margins continue to be squeezed in this low interest rate environment. This decline in margin was primarily the result of significant increases in mortgage-backed investment security pre-payments, which resulted in lower investment security yields during the current period.  On June 30, 2003, Sun entered into a derivative transaction as an integral part of its asset liability management process.  The notional amount of the transaction is $100 million.

Delinquencies declined as nonperforming loans totaled 0.54% of total loans at September 30, 2003 as compared to 0.70% at September 30, 2002.  The Loan and Lease Loss Reserve was 1.08% and 1.19% of total loans at September 30, 2003 and 2002, respectively.

“Sun has an extremely disciplined approach to credit quality.  We have experienced robust loan growth in recent years; we have also managed, and even improved credit quality over the same time frame.  At quarter end, non-performing loans to total loans had improved to 0.54% and the allowance to non-performing loans stood at 201.48%,” commented Mr. McCormack.

Earnings were enhanced by non-interest income improvements. Non-interest income for the third quarter 2003, excluding securities gains, amounted to $3,031,000, an increase of 86.3% from the third quarter of 2002; for the nine-months of 2003 non-interest income, excluding securities gains, was $7,971,000, an increase of 90.6% over the nine-month period of 2002. Deposit service charges, Bank Owned Life Insurance and income from recently acquired Mid Penn Insurance and Bank Capital subsidiaries contributed significantly to the non-interest income growth for the third quarter and nine-months of 2003. Total non-interest income, as a percent of total income, for the third quarter and nine-month period of 2003 rose to 19.8% and 17.5% respectively from 10.6% and 9.1% during the comparable periods of 2002, excluding securities gains in 2003 of $697,000 and $3,194,000, respectively. Security gains were realized while restructuring the portfolio to more evenly distribute anticipated future cash flows.

Non-interest expense for the quarter and nine-month period of 2003 was $7,155,000 and $20,859,000, respectively, representing increases of 26.6% and 30.5%, respectively, compared to the third quarter and nine-month period of 2002.  Costs associated with outsourcing operational processing, certain support functions and the acquisitions of Bank Capital, Mid Penn Insurance and Steelton are the principal components of this increase.   Sun continues to concentrate on expense control and is closing two branches in late October.  Both branches are in close proximity to other Sun branches.

The 2002 quarterly earnings restatement was required by SFAS No. 147, which was adopted on October 1, 2002.  Comparative information for the years 2003 and 2002 is impacted by the acquisition of Bank Capital Services Corporation in December 2002 and Mid Penn Insurance Associates, Inc. in April 2003.

With over $1 billion in total assets Sun Bancorp, Inc., is the leading community bank in central Pennsylvania.  Headquartered in Lewisburg, Pennsylvania, Sun operates 25 branches in Dauphin, Luzerne, Lycoming, Snyder, Union, Clinton and Northumberland counties. Sun serves the personal and commercial banking needs of residents and businesses throughout central and northeastern Pennsylvania. The company focuses on a relationship-based approach which is built around identifying and anticipating customer needs, and providing the financial expertise, advice, products and services to help clients reach their dreams and manage life’s challenges. Sun also operates Mid Penn Insurance Associates, SunBank Wealth Management and Private Banking, Sun Investment Services, SunBank Dealer Center, Bank Capital Services and is 30% owner of Sun Abstract & Settlement Services, LLC. The previously announced transaction with Sentry Trust Company and Sun Bancorp, Inc. is expected to close in the fourth quarter 2003.  Sun will continue to explore opportunities in its targeted markets.  For more information, visit the company’s website at www.sunbankpa.com.

 This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

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